(MIMLIC Asset Management Letterhead)


January 29, 1985


MIMLIC Investors Fund II, Inc.
400 North Robert Street
St. Paul, Minnesota  55101


Dear Sir/Madam:

In connection with the purchase of MIMLIC Asset Management Company (the "Purchaser") of 15,000 shares of common stock ("Stock") of MIMLIC Investors Fund II, Inc., the Purchaser hereby represents that it is acquiring such Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. The Purchaser hereby further agrees that any transfer of any such Stock or any interest in it shall be subject to the following conditions:


1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.


2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Stock unless such Stock is registered.


3. The Purchaser further agrees that all certificates representing such Stock shall contain on the fact thereof the following legend:

     "The shares represented by this certificate may not be transferred without
     (i) the opinion of counsel satisfactory to MIMLIC Investors Fund II, Inc. that the transfer may be legally made without registration under the Federal Securities Act of 1933; or (ii) such registration."

MIMLIC Investors Fund II, Inc.
January 29, 1985
Page Two


The Purchaser hereby authorizes you to take such action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Stock including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

Very truly yours,

MIMLIC Asset Management Company


/s/ Paul H. Gooding
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Paul H. Gooding, Vice President

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